Exhibit 99.4(h)

Symetra Life Insurance Company [777 108th Ave. NE #1200] [Bellevue, WA 98004-5135]

This is a legal Contract between the Owner and Symetra Life Insurance Company (referred to in this Contract as “Symetra”, “our”, “us”, and “we”). Symetra is a stock company with its Home Office in [Bellevue, Washington].

This Contract is issued in consideration of the application and payment of the initial Purchase Payment. Symetra will make annuity payments to the Annuitant, beginning on the Annuity Date, or pay a death benefit to the Annuitant’s Beneficiary(ies), subject to the terms of this Contract. Symetra has executed and attested this Contract as of the contract date at our Home Office in [Bellevue, Washington].

If you have questions, comments, or complaints, please contact Symetra at [800-SYMETRA (800-796-3872)].

READ THIS CONTRACT CAREFULLY

Right to Examine the Contract: This Contract may be returned within 10 days from the date it was received to Symetra or to the registered representative who sold this Contract. When we receive this Contract, we will refund the contract value, the Purchase Payments, or the greater of the two, depending on the requirements in the state in which this Contract was delivered. In states where we are required to return Purchase Payments, we reserve the right to allocated all Purchase Payments designated for the various Portfolios to the [Fidelity VIP Money Market Portfolio- Service Class 2] until the Contract is 15 days old.

Signed for Symetra Life Insurance Company by:

George Pagos	Randall H. Talbot
Secretary	President

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING

THIS IS A VARIABLE ANNUITY CONTRACT. WHEN THE CONTRACT VALUE AND ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF THE PORTFOLIOS, THE DOLLAR AMOUNTS ARE NOT GUARANTEED AND WILL INCREASE OR DECREASE. ALL VALUES AND PAYMENTS BASED ON THE GUARANTEED INTEREST PERIOD FIXED ACCOUNT OPTION, WHEN TAKEN BEFORE THE END OF A GUARANTEED PERIOD, MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE MARKET VALUE ADJUSTMENT MAY CAUSE SUCH VALUES AND PAYMENTS TO INCREASE OR DECREASE. SEE “PURCHASE PAYMENT PROVISIONS”, “INVESTMENT OPTIONS”, AND “ANNUITY PAYMENT PROVISIONS” FOR DETAILS.

Symetra SM and the Symetra Financial logo are service marks of Symetra Life Insurance Company.

TABLE OF CONTENTS

CONTRACT DATA PAGE	Insert

DEFINITIONS
Accumulation Phase	1
Accumulation Unit	1
Annuitant	1
Annuity Date	1
Annuity Unit	1
Beneficiary	1
Contract	1
Contract Year	1
Fixed Account Options	1
General Account	1
Guaranteed Period	1
Income Phase	1
IRC	1
Market Value Adjustment (MVA)	1
Owner	1
Plan	2
Portfolios	2
Purchase Payment	2
Separate Account	2

THE ANNUITY CONTRACT
ABOUT THE CONTRACT	3
MAXIMUM CONTRIBUTION	3
OWNER	3
ANNUITANT	3
BENEFICIARY	3
Change of Beneficiary	3

PURCHASE PAYMENT PROVISIONS
PURCHASE PAYMENTS	4
ALLOCATION OF PURCHASE PAYMENTS	4
ACCUMULATION UNITS	4

INVESTMENT OPTIONS
VARIABLE INVESTMENT OPTIONS	6
Substitution of Shares	6
FIXED ACCOUNT OPTIONS	6
Dollar Cost Averaging Fixed Account Option	6
Enhanced Fixed Account Option	6
Guaranteed Interest Period Fixed Account Option	7
CONTRACT VALUE	8
TRANSFERS	8
Limits on Excessive Transfers	9

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CHARGES
INSURANCE CHARGES	10
Mortality and Expense Risk Charge	10
Asset-Related Administration Charge	10
DISTRIBUTION CHARGE	10
WITHDRAWAL CHARGE	11
TRANSFER CHARGE	11
PREMIUM TAXES	11
INCOME OR OTHER TAXES	11

WITHDRAWAL PROVISIONS
WITHDRAWALS	12
Repetitive Withdrawals	12

ANNUITY PAYMENT PROVISIONS
ANNUITY OPTIONS	13
Life Annuity	13
Life Annuity with Guaranteed Period	13
Joint and Survivor Life Annuity	13
Payments Based on a Number of Years	14
Automatic Option	14
ANNUITY PAYMENTS	14
Fixed Annuity Payments	14
Variable Annuity Payments	14
Changing Portfolio Elections after the Annuity Date	15

DEATH BENEFIT PROVISIONS
DEATH OF ANNUITANT Prior to the Annuity Date	16
Calculation of Death Benefit	16
Limitation on Death Benefit	17
Payment of Death Benefit	18
DEATH OF ANNUITANT On or After the Annuity Date	18

GENERAL PROVISIONS
ACCOUNT STATEMENTS	19
ASSIGNMENT OF BENEFITS	19
COMMUNICATIONS	19
ESSENTIAL DATA	19
EVIDENCE OF SURVIVAL	19
EXCLUSIVE BENEFIT	19
INCONTESTABILITY	19
JURISDICTION	19
MISSTATEMENT OF AGE	20
NONFORFEITABILITY	20
NONPARTICIPATION	20
SEPARATE ACCOUNT	20
STATE REQUIRED BENEFITS	20
SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS	20
TERMINATION OF CONTRACT	21
THE CONTRACT	21
VOTING RIGHTS	21

ANNUITY PURCHASE RATE TABLES
VARIABLE ANNUITY PURCHASE RATE TABLE	22
FIXED ANNUITY PURCHASE RATE TABLE	23

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DEFINITIONS

Accumulation Phase	The period between the date we allocate the first Purchase Payment and the Annuity Date.

Accumulation Unit	A measurement used to calculate the value of a Portfolio during the Accumulation Phase and variable annuity payments made under the Payments Based on a Number of Years annuity option.

Annuitant	An employee of the Employer who is eligible for benefits under the Plan and who is shown as the Annuitant on the contract data page.

Annuity Date	The date annuity payments begin under an annuity option.

Annuity Unit	A measurement used to calculate variable annuity payments during the Income Phase, except for the Payments Based on a Number of Years annuity option.

Beneficiary	The person(s) entitled to receive any death benefit payable in accordance with the provisions of this Contract.

Contract	This Flexible Premium Deferred Variable Annuity.

Contract Year	A 12-month period starting on the contract date shown on the contract data page and each anniversary of that date.

Fixed Account Options	The investment options of this Contract that provide for guaranteed interest. Purchase Payments allocated to the Fixed Account Options become part of Symetra’s General Account.

General Account	The assets of Symetra other than those attributable to Separate Accounts.

Guaranteed Period	A period of years for which we have guaranteed a specific annual effective interest rate on a Purchase Payment allocated to the guaranteed interest period fixed account option.

Income Phase	The period beginning on the Annuity Date during which annuity payments are made.

IRC	The Internal Revenue Code of 1986, as amended.

Market Value Adjustment (MVA)	A positive or negative adjustment that may apply whenever money is moved from the guaranteed interest period fixed account option before the end of a Guaranteed Period.

Owner	The employer named on the contract application and the plan sponsor.

Plan	The Deferred compensation plan established by the Employer under IRC Section 457, for which this Contract is used as a funding vehicle. Symetra is not a party to, nor bound by, any trust or plan. However, the terms of this Contract are subject to the provisions of the Plan under which this Contract is issued.

Portfolios	The variable investment options available under the Contract.

Purchase Payment	An amount paid to Symetra for allocation under this Contract, less any premium tax due at the time this payment is made.

Separate Account	A segregated asset account established under Washington law and shown on the contract data page.

THE ANNUITY CONTRACT

ABOUT THE CONTRACT	This Contract is an agreement between Symetra and the Owner, where we promise to pay the Annuitant an income in the form of annuity payments, beginning on the date the Annuitant selects, or a death benefit to the Annuitant’s Beneficiary(ies)

The Owner purchased this Contract for the exclusive benefit of the Annuitant and the Annuitant’s Beneficiary(ies) with the initial Purchase Payment. The Contract became effective on the contract date, shown on the contract data page

The Contract is called a variable annuity because the Annuitant can allocate money among variable investment Portfolios available within the Separate Account. The investment performance of the Portfolio(s) selected may be positive or negative and affects the contract value and the amount of any variable annuity payments. Money may also be allocated to the Fixed Account Options which credit guaranteed interest rates.

MAXIMUM CONTRIBUTION	If Purchase Payments to this contract are made under a salary reduction agreement, then the maximum contribution to the Plan, when combined with all other plans, Contracts, or arrangements, may not exceed the amount of the limitations provided for in Section 457(b) of the Internal Revenue Code.

OWNER	The employer named on the application who may exercise all ownership rights under this Contract on behalf of the Annuitant.

ANNUITANT	The Annuitant is the individual designated to receive the annuity payments and upon whose life annuity payments are payable under this Contract. The Annuitant must not be older than the maximum issue age shown on the contract data page at issue, and must not be older than the maximum annuitization age as shown on the contract data page when annuity payments begin.

BENEFICIARY	The Annuitant’s Beneficiary receives any benefit payable under the death benefit provisions in accordance with the Plan. The Annuitant initially names the Beneficiaries on the contract application.

Change of Beneficiary	The Owner on behalf of the Annuitant, in accordance with the Plan, may change the Beneficiary designation at any time by sending us a signed and dated request. However, if a Beneficiary designation is irrevocable, that Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and shall take effect on the date the change is signed by the Owner. However, Symetra is not responsible for the validity of any Beneficiary designation or for any actions we may take prior to receiving and recording a Beneficiary change.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS	During the Accumulation Phase, additional Purchase Payments can be made. The amount and frequency of Purchase Payments may be changed. The minimum dollar amounts are shown on the contract data page. If the Owner stops making Purchase Payments on behalf of the Annuitant, all benefits under this Contract continue until the contract value is completely withdrawn.

Purchase Payments must submitted to our Home Office at [777 108th Avenue NE Suite 1200, Bellevue, WA 98004-5135 or or P.O. Box 3882, Seattle, WA 98124-3882], or in a manner agreed to by Symetra.

We reserve the right to refuse any Purchase Payment. If we do not accept a Purchase Payment, we will return it within five business days.

ALLOCATION OF PURCHASE PAYMENTS	The initial Purchase Payment will be allocated according to the instructions on the contract application. Unless we are told otherwise, subsequent Purchase Payments will be allocated in the same proportion as the most recent Purchase Payment (unless that was a Purchase Payment we were directed to allocate on a one-time-only basis).

Once we receive a Purchase Payment, the portion to be allocated to a Fixed Account Option is credited as of the day it is received. The portion to be allocated to the Portfolios is effective and valued as of the next close of the New York Stock Exchange (NYSE). If for any reason the NYSE is closed when we receive the Purchase Payment, it will be valued as of the close of the NYSE on its next regular business day.

When we are required to guarantee a return of Purchase Payments during the Contract’s Right to Examine period, we reserve the right to initially apply amounts designated for the Portfolios to the [Fidelity VIP Money Market Portfolio – Service Class 2] as shown on the cover page of the Contract. These amounts will then be allocated according to the instructions we received, unless the Contract has been canceled.

ACCUMULATION UNITS	When Purchase Payments or transfers are made into a Portfolio, we credit the Contract with Accumulation Units. Similarly, when withdrawals or transfers of money are made from a Portfolio, Accumulation Units are liquidated. In either case, the increase or decrease in the number of Accumulation Units is determined by taking the dollar amount of the Purchase Payment, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs.

We calculate the value of an Accumulation Unit for each Portfolio after the NYSE closes each day. To determine the current Accumulation Unit value, we take the prior day’s Accumulation Unit value and multiply it by the Net Investment Factor for the current day.

The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Portfolio. The Net Investment Factor equals:

•   the net asset value per share of a Portfolio at the end of the current day plus the per share amount of any dividend or income distributions made by the Portfolio that day; divided by

•   the net asset value per share of a Portfolio at the end of the prior day plus the per share amount of any dividend or income distributions made by the Portfolio that day; minus

•   the daily insurance charges, expressed as a percentage of the total net assets of the Portfolio.

The value of an Accumulation Unit will usually go up or down from day to day.

INVESTMENT OPTIONS

VARIABLE INVESTMENT OPTIONS	The Annuitant may allocate money to the Portfolios shown on the contract data page in accordance with the Plan provisions. We reserve the right to add, combine, restrict, or remove any Portfolio as an investment option of this Contract. Portfolios have different investment objectives. Investment performance of a Portfolio may be positive or negative.

Substitution of Shares	If any shares of the Portfolios are no longer available, or if in our view no longer meet the purpose of the Contract, it may be necessary to substitute shares of another Portfolio. We will seek prior approval of the Securities and Exchange Commission (SEC) to the extent required by law and give the Owner and Annuitant notice before doing this.

FIXED ACCOUNT OPTIONS	The Fixed Account Options are part of Symetra’s General Account and provide for guaranteed interest rates as follows.

We establish the annual effective interest rates that apply to Purchase Payments allocated to the Fixed Account Options. The annual effective interest rate will be at least the minimum guaranteed interest rate shown on the contract data page.

We credit interest daily from the date the money is allocated to the specific Fixed Account Option up to, but not including, the date the money is withdrawn or transferred. We credit interest at a rate that compounds over one year to the annual effective interest rate we guaranteed when the money was allocated.

Dollar Cost Averaging (DCA) Fixed Account Option	If all or part of a Purchase Payment is allocated to the Dollar Cost Averaging Fixed Account Option, we will credit interest at a specified rate on amounts prior to their being transferred to the selected Portfolios. Monthly transfers are made over the period selected by the Annuitant. The Annuitant may not make another Purchase Payment to this option until the entire value in this option has been transferred out and may not transfer money into this option. This option may not be chosen within 12 months of the Annuity Date.

Upon annuitization, death of the Annuitant or a total withdrawal of the Dollar Cost Averaging Fixed Account Option, the minimum value that will be paid to the Beneficiary or Annuitant will not be less than 90% of the Purchase Payments allocated to the Dollar Cost Averaging Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior transfers from the Dollar Cost Averaging Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

Enhanced Fixed Account Option	Each Purchase Payment allocated to the Enhanced Fixed Account Option will be credited with the interest rate established for the date that we receive the Purchase Payment. This rate will apply to the Purchase Payment for an initial period of at least 12 months from the date we receive it.

We can adjust the interest rate after the completion of that initial period. The adjusted rate will apply to that Purchase Payment and its credited interest for at least 12 months, when the rate can again be adjusted. From then on, we cannot adjust the interest rate more often than every 12 months.

Different interest rates may apply to each Purchase Payment depending on the interest rate established for the date that we received the Purchase Payment and any subsequent rate adjustments.

For the purpose of crediting interest, when a withdrawal is taken or a transfer is made from the Enhanced Fixed Account Option, the last Purchase Payment made, and the interest credited to it, is considered to be withdrawn first. If a withdrawal is taken while a distribution charge applies, the withdrawal may be less than the Purchase Payment(s).

Upon annuitization, death of the Annuitant, or a total withdrawal from the Enhanced Fixed Account Option, the minimum value that will be applied toward annuity payments or paid to the Beneficiary or Annuitant will not be less than 90% of the Purchase Payments and transfers allocated to the Enhanced Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior withdrawals and transfers from the Enhanced Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

Guaranteed Interest Period Fixed Account Option	If money is allocated to the Guaranteed Interest Period Fixed Account Option, we will credit interest at a specified rate for a Guaranteed Period. The Annuitant may select different Guaranteed Periods for each amount allocated to this option, and each allocation starts a new Guaranteed Period. Each Guaranteed Period we offer may have a different interest rate. We may change the rates we offer for new Guaranteed Periods at any time. In the future we may offer Guaranteed Periods of different lengths or stop offering some Guaranteed Periods.

Money allocated to a Guaranteed Period under this option matures the day after the Guaranteed Period ends. Within 30 days after the end of the Guaranteed Period, the Annuitant may:

•   take no action and we will automatically apply the value to a new Guaranteed Period of the same or next shorter duration. The next shorter duration will be used if the prior Guaranteed Period is not currently available. The new Guaranteed Period earns interest at the then current interest rate for that Guaranteed Period and begins the day after the prior Guaranteed Period ended; or

• notify us to allocate all or a portion of the value to one or more new Guaranteed Periods beginning the day after the prior Guaranteed Period ended; or

• notify us to allocate all or a portion of the value to one or more of the Portfolios on the day we receive the notification; or

• withdraw all or a portion of the value.

If the Annuitant selects one of the last two alternatives, we will credit interest at the rate we are currently offering for Guaranteed Periods of the same or next shorter duration from the day after the Guaranteed Period ended until the day we receive the instructions.

If the Annuitant moves money out before the end of a Guaranteed Period, either as a transfer, withdrawal, or to purchase annuity payments, there will be a Market Value Adjustment (MVA). The formula used to calculate the MVA is shown on the contract data page. The MVA is based primarily on the difference between the interest rate being credited to the money you move and the current interest rate offered for a Guaranteed Period of the same duration. In general, if interest rates have dropped, the MVA will be positive and if interest rates have risen, it will be negative. Unless we are instructed otherwise, the MVA will be applied to your remaining contract value. If amounts are taken from more than one Guaranteed Period at the same time, the MVA is calculated individually for each Guaranteed Period. We will not apply an MVA if the Annuitant moves money within 30 days after the end of a Guaranteed Period.

Upon annuitization, death of the Annuitant, or a total withdrawal from a Guaranteed Period, the minimum value that will be applied toward annuity payments or paid to the Beneficiary or Annuitant will not be less than 90% of the original amount allocated to that Guaranteed Period accumulated at an annual effective interest rate of 3%, less prior withdrawals and transfers from that Guaranteed Period accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, the MVA will be adjusted or charges will be waived.

CONTRACT VALUE	The contract value is the sum of the values in the Portfolios and the Fixed Account Options attributable to the Contract. We calculate this by:

• adding all the Purchase Payments invested;

• subtracting the charges which have been deducted;

• subtracting the withdrawals made (adjusted for any MVA);

• adjusting for any MVA on amounts that were transferred to the Portfolios;

• adjusting for each Portfolio’s gain or loss;

• adding the interest we credit to each Fixed Account Option while any of the contract value is in that option;

• subtracting the amounts withdrawn for an annuity option; and

• subtracting the amounts withdrawn to pay the death benefit.

TRANSFERS	During the Accumulation Phase, the Annuitant can transfer money between investment options. (For purposes of these transfer provisions, “investment options” does not include the Dollar Cost Averaging Fixed Account Option.) The minimum amounts that can be transferred are shown on the contract data page. In each Contract Year a specified number of transfers are free of charge. Each additional transfer in a Contract Year may have a transfer charge. The number of free transfers and the transfer charge are shown on the contract data page.

We reserve the right to modify, suspend, or terminate transfer privileges at any time. In addition, if we receive a transfer request that is to be allocated to a Fixed Account Option and we are not able to invest the money such that we can credit at least the minimum guaranteed interest rate, we reserve the right to reject the portion of the transfer request that was to be allocated to that option.

Limits on Excessive Transfers	We may restrict or eliminate the right to make transfers among Portfolios if such rights are executed by the Owner, Annuitant, a market timing firm, or other third party authorized to initiate transfers or exchange transactions on the Owner’s or Annuitant’s behalf. For example, we reserve the right to reject any transfer request if, in our judgment, the Annuitant or Owner is engaging in a pattern of transfer that may disadvantage other contract owners and Annuitants or would cause a Portfolio to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected. In addition, if we or any affected Portfolio believes the Annuitant or Owner is engaging in activity as described above or similar activity which will potentially hurt the rights or interests of other contract owners, we have the right to restrict the number the Annuitant or Owner makes.

We will continue to monitor the transfer activity occurring among the Portfolios and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, the ability to use the Internet or telephone in making transfers.

CHARGES

The following charges apply to the Contract:

INSURANCE CHARGES	Each day we make deductions for our insurance charges. We do this as part of our calculation of the value of Accumulation Units and Annuity Units. The insurance charges are as follows:

Mortality and Expense Risk Charge	The mortality and expense risk charge is equal, on an annual basis, to a percentage of the average daily net assets of each Portfolio. The percentage is shown on the contract data page.

Asset-Related Administration Charge	The asset-related administration charge is equal, on an annual basis, to a percentage of the average daily net assets of each Portfolio. The percentage is shown on the contract data page.

DISTRIBUTION CHARGE	A distribution charge may be assessed on a withdrawal from the Enhanced Fixed Account Option if the withdrawal, together with prior withdrawals and transfers from the Enhanced Fixed Account Option during the Contract Year, exceed 15% of the value of the Enhanced Fixed Account Option. The charge is stated as a percentage of the amount withdrawn from the Enhanced Fixed Account Option that exceeds the 15% free withdrawal amount and is shown on the contract data page. When the withdrawal is for only part of the contract value, the charge will be deducted from the amount withdrawn, unless we are told otherwise.

The determination of whether more than 15% of the Enhanced Fixed Account Option value has been withdrawn or transferred is made at the time of withdrawal or transfer. If more than one withdrawal and/or transfer is taken from the Enhanced Fixed Account Option in a Contract Year, the previous withdrawals and transfers from the Enhanced Fixed Account Option in the Contract Year are added to the current value in the Enhanced Fixed Account Option to determine whether more than 15% of the value has been withdrawn or transferred in that Contract Year.

Distribution charges will not be assessed on the following:

•   withdrawals from the Enhanced Fixed Account Option, if the total amount withdrawn or transferred from the Enhanced Fixed Account Option during the contract Year does not exceed 15% of the Enhanced Fixed Account value;

• withdrawals taken for payment of withdrawal charges, transfer charges, or premium taxes;

•   repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the Contract value over the Annuitant’s life expectancy or the joint life expectancy of the Annuitant and his or her Beneficiary;

• annuity payments;

• withdrawals taken on account of the Annuitant’s death; and

• withdrawals taken after the Annuitant has been confined to a hospital or nursing home for 30 consecutive days if the withdrawal is taken:

• during confinement; or

• within 60 days after confinement ends.

If the Annuitant is confined to a hospital or nursing home on the contract date, the Annuitant is not eligible for this waiver of distribution charges until after the first Contract Year.

We may require proof of confinement. Proof of confinement may include a billing statement from the hospital or nursing home showing the dates of confinement and service or a certification of confinement signed by the Annuitant’s attending physician.

Hospital may be defined in one of two ways:

(1) a lawfully operated institution that is licensed as a hospital by the Joint Commission of Accreditation of Hospitals; or

(2) a lawfully operated institution that provides in-patient treatment under the direction of a staff of physicians and has 24-hour per day nursing services.

Nursing home is defined as a facility operated pursuant to state law that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.

WITHDRAWAL CHARGE	The withdrawal charge, shown on the contract data page, is deducted for each withdrawal after the first withdrawal in a Contract Year. This charge will be deducted from the remaining contract value, unless we are told otherwise.

We will not deduct this charge for annuity payments, repetitive withdrawals, or if you withdraw the entire contract value.

TRANSFER CHARGE	The transfer charge is deducted from your Contract for each transfer in excess of the number of free transfers allowed in a Contract Year. The transfer charge and the number of free transfers are shown on the contract data page.

Scheduled transfers authorized by us as part of an investment strategy such as dollar cost averaging, appreciation or interest sweep, portfolio rebalancing, or asset allocation programs do not count against the free transfers.

PREMIUM TAXES	The contract data page shows whether or not premium tax is charged as of the contract date in the state in which this Contract was delivered.

INCOME OR OTHER TAXES	Currently we do not pay income or other taxes on earnings attributable to the Contract. However, if we ever incur such taxes, we reserve the right to deduct them from the Contract.

WITHDRAWAL PROVISIONS

WITHDRAWALS	Before the Income Phase, the Owner on behalf of the Annuitant may withdraw part or all of the contract value. The minimum amount that can be withdrawn is shown on the contract data page. Withdrawals are not allowed from the Dollar Cost Averaging Fixed Account Option except upon surrender of the Contract.

To take withdrawals, the Owner must send a written request to our Home Office. We are not obligated to pay a withdrawal until we receive written direction from the Owner containing the terms and conditions, manner, and amounts of such withdrawal, together with a written certification that such withdrawal is in accordance with the terms of the Plan.

If a partial withdrawal is taken, we must be told from which investment option(s) we are to take the withdrawal, and we will not process the withdrawal until we receive those instructions. Once we receive valid instructions, withdrawals from the Portfolios will be effective as of the next close of the NYSE.

A withdrawal may have a distribution charge and a withdrawal charge. If money is moved out before the end of a Guaranteed Period under the Guaranteed Interest Period Fixed Account Option, an MVA will apply.

Repetitive Withdrawals	Repetitive withdrawals of a predetermined amount on a monthly, quarterly, or annual basis may be requested by completing the appropriate form.

ANNUITY PAYMENT PROVISIONS

ANNUITY OPTIONS	The Income Phase will start no later than the maximum annuitization age shown on the contract data page, or an earlier date if required by law. During the Income Phase, the payee receives regular annuity payments beginning on the Annuity Date.

To start the Income Phase, the Owner on behalf of the Annuitant must notify us in writing at least 30 days prior to the date the annuity payments are to begin. This option must be approved by the Employer’s Plan Administrator. The Annuitant may choose annuity payments under an annuity option described in this Contract or another annuity option that the Annuitant wants and that we agree to provide. The Income Phase cannot be started until the Contract has been in effect for at least one year (eight years for the Payments Based on a Number of Years annuity option). If the amount applied to an annuity option is less than $5,000, we may pay the Annuitant in a lump sum where permitted by state law. We reserve the right to change the payment frequency if payment amounts would be less than $250.

Switching to the Income Phase is irrevocable. Once the payee begins receiving annuity payments, the payee cannot switch back to the Accumulation Phase. The Owner cannot add Purchase Payments on behalf of the Annuitant, change or add an Annuitant, change the annuity option, or change between fixed and variable annuity payments. When the Contract switches to the Income Phase, the guaranteed minimum death benefit will no longer be applicable.

Life Annuity	The payee receives monthly annuity payments as long as the Annuitant is living. Annuity payments stop when the Annuitant dies.

Life Annuity with Guaranteed Period	The payee receives monthly annuity payments for the longer of the Annuitant’s life or a guaranteed period of five or more years as selected by the Annuitant and agreed to by us. If the Annuitant dies before all guaranteed payments have been made, the rest will be made to the payee designated by the Annuitant. Annuity payments stop the later of the date the Annuitant dies or the date the last guaranteed payment is made.

As an alternative to monthly payments, the payee may elect to have the present value of the guaranteed variable annuity payments remaining as of the date the notice of death is received by us commuted at the assumed investment return of 4% and paid in a single payment.

Joint and Survivor Life Annuity	The payee receives monthly annuity payments as long as the Annuitant is living. After the Annuitant dies, the payee receives a specified percentage of each annuity payment as long as the second Annuitant is living. The Annuitant names the second Annuitant and payment percentage at the time the Annuitant selects this option. Annuity payments stop the later of the date the Annuitant dies or the date the second Annuitant dies.

Payments Based on a Number of Years	The payee receives annuity payments based on a number of years as selected by the Annuitant and agreed to by us. The Annuitant must select a period of at least five years. The Annuitant may select monthly, quarterly, or annual annuity payments. Each annuity payment reduces the number of Accumulation Units and/or value of the Fixed Account Options in the Contract. Each annuity payment made from the Guaranteed Interest Period Fixed Account Option may be subject to an MVA. Annuity payments continue until the entire value in the Portfolios and/or the Fixed Account Options has been paid out. The Annuitant can stop these annuity payments at any time and receive a lump sum equal to the remaining contract value plus or minus any MVA if applicable. This option does not promise to make payments for the Annuitant’s life. If the Annuitant dies before all annuity payments have been made, there will be a death benefit payable in accordance with the “DEATH OF ANNUITANT On or After the Annuity Date” provision.

This annuity option is only available after the eighth Contract Year and if the contract value is $25,000 or more at the time this option is selected.

Automatic Option	If the Annuitant does not choose an annuity option at least 30 days before the latest Annuity Date allowed under this Contract and if the contract value is at least $25,000, we will make annuity payments under the Payments Based on a Number of Years annuity option. The number of years will be equal to the Annuitant’s life expectancy. If the contract value is less than $25,000, we will make annuity payments under the Life Annuity with Guaranteed Period annuity option. The guaranteed period will be equal to 10 years, unless a shorter period is otherwise required under the IRC.

ANNUITY PAYMENTS	The Annuitant can choose whether annuity payments will be made on a fixed basis, variable basis, or both. Unless we receive different instructions, annuity payments will be based on the investment allocations in place on the Annuity Date. After the Annuity Date, the Annuitant may not switch between fixed annuity payments and variable annuity payments.

Fixed Annuity Payments	The dollar amount of each fixed annuity payment will stay the same. Annuity payments under the Payments Based on a Number of Years annuity option will be based on the minimum guaranteed interest rate and the number of annuity payments the Annuitant selected. Annuity payments under all other annuity options will be determined by applying the Contract value used to purchase fixed annuity payments, adjusted for any MVA, to the Fixed Annuity Purchase Rate Table of this Contract, or the current rates at that time if more favorable to the Annuitant. If premium taxes are required by state law, these taxes will be deducted before the annuity payments are calculated.

Variable Annuity Payments	The dollar amount of each variable annuity payment will vary depending on the investment performance of the Portfolios that the Annuitant selected. Annuity payments under the Payments Based on a Number of Years annuity option will be based on a reasonable rate of return and the number of annuity payments the Annuitant selected. Annuity payments under all other annuity options will be determined as described below.

First Variable Annuity Payment: The dollar amount of the first variable annuity payment is the sum of the payments from each Portfolio determined by applying the contract value used to purchase variable annuity payments, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table of this Contract. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open. If premium taxes are required by state law, these taxes will be deducted before the annuity payment is calculated.

Subsequent Variable Annuity Payments: The dollar amount of each subsequent variable annuity payment is the sum of the payments from each Portfolio, which are determined by multiplying the number of Annuity Units credited for that Portfolio by the Annuity Unit value of that Portfolio as of the 15th of the month preceding the annuity payment. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.

Number of Variable Annuity Units: The number of Annuity Units credited for each Portfolio is the amount of the first annuity payment attributable to that Portfolio divided by the value of the applicable Annuity Unit for that Portfolio as of the 15th day of the month preceding the Annuity Date. The number of Annuity Units used to calculate the variable annuity payment each month remains constant unless the Annuitant changes Portfolio elections.

Value of Variable Annuity Units: The value of an Annuity Unit will usually increase or decrease from one month to the next. For each month after the first month, the value of an Annuity Unit of a particular Portfolio is:

• the value of that Annuity Unit as of the 15th day of the preceding month (or the next day that the NYSE is open);

• multiplied by the Net Investment Factors for that Portfolio; and

• divided by the Assumed Investment Factor for the period.

The Net Investment Factor is a number that represents the change in the Accumulation Unit value of a Portfolio on successive days when the NYSE is open. The Net Investment Factor for any Portfolio for any valuation day is determined by dividing the current Accumulation Unit value by the prior day’s Accumulation Unit value. The Net Investment Factor will likely be different than the Assumed Investment Factor, and therefore the Annuity Unit value will usually increase or decrease.

The Assumed Investment Factor for a one-day valuation period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table.

We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the Contract.

Changing Portfolio Elections after the Annuity Date	If the Annuitant selected variable annuity payments, after the Annuity Date the Annuitant may request to change Portfolio elections once a month. Transfers are not allowed to or from the Fixed Account Options. Changes will affect the number of units used to calculate annuity payments.

DEATH BENEFIT PROVISIONS

DEATH OF ANNUITANT Prior to the Annuity Date

If the Annuitant dies before the Annuity Date, we will pay a death benefit to the:

•        surviving primary Beneficiary(ies); or if none, then

•        surviving contingent Beneficiary(ies); or if none, then

•        the Annuitant’s estate.

Calculation of Death Benefit	The death benefit is the higher of: (1) the current contract value; or (2) the guaranteed minimum death benefit.

When determining the higher of (1) or (2) above, the calculations are based on the earlier of:

• the date we receive proof of death and the first election of how to take the death benefit payment; or

• six months from the date of death.

For the purpose of comparing these amounts to determine which is higher, we will not adjust the current contract value for any applicable MVA. However, if we determine that the current contract value is the higher amount and if the death benefit is withdrawn within 60 days after we receive proof of death, we will increase the death benefit for a positive MVA but we will not decrease it for a negative MVA. If the death benefit is withdrawn more than 60 days after we receive proof of death, any MVA, whether positive or negative, will apply.

If we receive due proof of death and the first death benefit payment election within 6 months of the date of death: If the guaranteed minimum death benefit exceeds the contract value, we will add the difference to the contract value on the date we receive the required information so that the contract value will equal the guaranteed minimum death benefit. This additional amount will be allocated to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable charges until the date the death benefit is paid.

If we receive due proof of death and the first death benefit payment election more than 6 months after the date of death: If the guaranteed minimum death benefit exceeds the contract value on the 6-month anniversary of the date of death, we will credit the difference with interest at the prevailing money market rates from the 6-month anniversary until the date we receive the required information. At that time we will allocate this additional amount, with the credited interest, to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable charges until the date payment is made.

Guaranteed Minimum Death Benefit: The guaranteed minimum death benefit is initially equal to the first Purchase Payment. It is immediately increased by additional Purchase Payments and adjusted for withdrawals. After such withdrawals, the guaranteed minimum death benefit will be recalculated by multiplying the prior guaranteed minimum death benefit by the ratio of the contract value after the withdrawal to the contract value before the withdrawal.

Guaranteed Minimum Death Benefit Reset: The guaranteed minimum death benefit will be reset on each 5-year contract anniversary until the older Owner attains age 75. The reset benefit is equal to the immediately preceding guaranteed minimum death benefit or the contract value on that date, if higher.

Limitation on Death Benefit	At most, one guaranteed minimum death benefit will be paid during the life of the Contract. In addition, the maximum amount that we will add to the contract value is limited to $1 million. This limitation applies to any amount added to the contract value so that the contract value equals the guaranteed minimum death benefit. All subsequently issued contracts will be aggregated for this limitation if the Annuitant’s death triggers payment of a death benefit under such contracts.

Payment of Death Benefit	To pay the death benefit, we need proof of death acceptable to us, such as a certified copy of a death Contract, plus the Plan’s written direction regarding how to pay the death benefit payment.

Upon receiving due proof of death we will pay interest on the death benefit amount at the rate required by law.

The death benefit may be paid as:

• a lump sum payment or series of withdrawals that are completed within five years from the date of death; or

• annuity payments made over the beneficiary’s life or life expectancy.

Annuity payments must begin by the close of the calendar year following the calendar year of the Annuitant’s death. Once annuity payments begin, they cannot be changed.

If a person entitled to receive a death benefit dies before the death benefit is distributed, we will pay the death benefit to that person’s named beneficiary or, if none, to that person’s estate.

Sole Spouse Beneficiary: If the sole Beneficiary is the Annuitant’s surviving spouse, the following applies:

The spouse may elect to receive the death benefit in substantially equal installments over his/her life expectancy. If so elected, distributions must begin by the later of the following dates:

• December 31 of the year following the year of the Annuitant’s death; or

• December 31 of the year following the year the Annuitant would have attained age 70 1/2.

Life expectancy is computed by use of the life expectancy in Section 1.401(a)(9) of the Income Tax Regulations.

Death OF ANNUITANT On or After the Annuity Date	If the Annuitant dies after the Annuity Date, then any amounts paid after the death of the Annuitant will depend on which annuity option was selected. If the Annuitant dies while annuity payments are being paid under a life annuity option, we will pay any remaining annuity payments in accordance with that option. We will pay remaining annuity payments at least as rapidly as under the annuity option then in effect. The person or entity with the right to receive the death benefit or change the payee for remaining annuity payments is determined as follows:

• the surviving primary Beneficiary(ies); or if none, then

• the surviving contingent Beneficiary(ies); or if none, then

• the Annuitant’s estate.

GENERAL PROVISIONS

ACCOUNT STATEMENTS	At least once each calendar year we will furnish the Annuitant with a statement showing the contract value or, if applicable and required by law, the Annuity Units and the Annuity Unit values.

ASSIGNMENT OF BENEFITS	To the extent permitted by law, this Contract, and the benefits or payments under this contract are not assignable or otherwise transferable and will not be subject to any claim of any creditor or to any legal process by any creditor. However, this Contract may be assigned for purposes of a direct rollover to another eligible plan.

COMMUNICATIONS	All written communications to the will be addressed to the Owner at the Owner’s last known address on file with Symetra.

All written communications to Symetra must be addressed to Symetra at its Home Office at [777 108th Avenue NE Suite 1200, Bellevue, Washington 98004-5135] or [P.O. Box 3882, Seattle, Washington 98124-3882].

ESSENTIAL DATA	Each person entitled to receive benefits under this Contract must furnish to Symetra any information we deem necessary for the administration of this Contract. Symetra is entitled to rely exclusively on the completeness and accuracy of data furnished by the Owner and Annuitant and will not be liable with respect to any omission or inaccuracy.

EVIDENCE OF SURVIVAL	When any payments under this Contract depend upon any person being alive on a given date, we may require satisfactory proof that the person is living before making such payments.

EXCLUSIVE BENEFIT	If this Contract is established by a Plan sponsored by a governmental entity, the Contract must be held for the exclusive benefit of the Annuitant and the Annuitant’s Beneficiaries.

INCONTESTABILITY	This Contract and any rider(s) or endorsement(s) presently attached to this Contract are incontestable as to the material facts of the application for the Contract and to the representations of the Annuitant after such Contract has been in force during the lifetime of the Annuitant for two years from its date of issue. If any rider or endorsement subsequently attached to this Contract provides supplemental benefits that the Annuitant applied for after the Contract was issued, such rider or endorsement is incontestable as to the material facts of the application for the supplemental benefit and to the representations of the Annuitant after such rider or endorsement has been in force during the lifetime of the Annuitant for two years from its date of issue.

JURISDICTION	In the event of a dispute, the laws of the jurisdiction in which the Contract is delivered will apply.

MISSTATEMENT OF AGE

We may require satisfactory proof of correct age at any time.

•   If annuity payments are based on life or life expectancy and the age of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•   If the age of any Annuitant has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant.

NONFORFEITABILITY	If the Employer sponsoring the Plan is a governmental entity and the Plan is an eligible plan under IRC Section 457(b), the Annuitant’s interest in the contract value under this Contract is non-forfeitable.

If the Employer sponsoring the Plan is a tax exempt entity described in IRC Section 501(c) or if the Plan is an ineligible Plan under IRC Section 457(f), the contract value remains solely the Owner’s until such time as benefits are paid to the Annuitant under the terms of the Plan.

NONPARTICIPATION	This Contract is nonparticipating, which means it will not share in any distribution of profits, losses, or surplus of Symetra.

SEPARATE ACCOUNT	The Separate Account holds the assets that underlie the contract values and Contract values invested in the Portfolios. The assets in the Separate Account are the property of Symetra. However, assets in the Separate Account that are attributable to Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Symetra.

STATE REQUIRED BENEFITS	The benefits of this Contract will not be less than the minimum benefits required by any statute of any state in which this Contract is delivered.

SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS

We may be required to suspend or postpone payment of annuity payments, withdrawals, or transfers from the Portfolios for any period of time when:

•   the NYSE is closed (other than customary weekend or holiday closings);

•   trading on the NYSE is restricted;

•   an SEC declared emergency exists such that disposal of or determination of the value of the Portfolio shares is not reasonably practicable; or

•   the SEC, by order, so permits for the Annuitant’s protection.

In addition, we retain the right to defer payment of withdrawals or transfers from the Fixed Account Options for a period of 6 months after receiving the request. We will submit a written request to the insurance commissioner and wait for written approval prior to deferring any payment of cash value. We will notify you of the payment date and reason for delay. The interest rates credited to the Fixed Account Options during this period will not be less than the rate required under state law.

TERMINATION OF CONTRACT	This Contract will terminate when Symetra has completed all of its duties and obligations under the Contract.

THE CONTRACT	The Contract, contract data page, riders, and contract application, as may be amended, and any endorsements are the entire Contract. Only an authorized officer of Symetra may change this Contract. Any change must be in writing. Symetra reserves the right to change the provisions of this Contract to conform to any applicable law, regulation, or ruling issued by a government agency.

VOTING RIGHTS	Symetra is the legal owner of the Portfolios’ shares. However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask the Owner for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the 1994 GAM Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1-year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
Age of Annuitant				Life Annuity	5 Years Certain and Life
55	$208.64	$208.99	$210.19	$232.31	$232.31
56	204.99	205.38	206.76	229.30	229.30
57	201.25	201.70	203.27	226.18	226.19
58	197.43	197.95	199.73	222.96	222.97
59	193.52	194.12	196.13	219.63	219.64
60	189.54	190.22	192.49	216.19	216.20
61	185.48	186.26	188.81	212.64	212.66
62	181.36	182.24	185.08	208.99	209.01
63	177.18	178.18	181.32	205.23	205.26
64	172.96	174.08	177.52	201.37	201.40
65	168.70	169.95	173.71	197.41	197.45
66	164.39	165.78	169.86	193.34	193.39
67	160.06	161.57	166.00	189.18	189.24
68	155.67	157.31	162.12	184.91	184.98
69	151.21	152.98	158.23	180.53	180.61
70	146.67	148.59	154.32	176.04	176.13
71	142.04	144.12	150.42	171.41	171.53
72	137.30	139.58	146.53	166.67	166.80
73	132.51	135.01	142.70	161.82	161.99
74	127.65	130.42	138.92	156.87	157.07
75	122.75	125.83	135.22	151.83	152.07
76	117.80	121.24	131.63	146.69	147.00
77	112.84	116.69	128.16	141.49	141.88
78	107.94	112.24	124.87	136.27	136.75
79	103.08	107.86	121.75	131.02	131.61
80	98.27	103.58	118.84	125.74	126.47
81	93.51	99.40	116.14	120.46	121.35
82	88.82	95.34	113.66	115.19	116.28
83	84.20	91.43	111.42	109.94	111.28
84	79.65	87.67	109.41	104.72	106.36
85	75.16	84.10	107.63	99.53	101.57
86	70.80	80.75	106.09	94.43	96.94
87	66.60	77.64	104.77	89.46	92.53
88	62.60	74.77	103.65	84.65	88.35
89	58.76	72.14	102.73	79.99	84.43
90	55.17	69.78	101.98	75.55	80.80

*	The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $168,700. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.
**	Annuitant and second Annuitant are assumed to be the same age.

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the 1994 GAM Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
Age of Annuitant				Life Annuity	5 Years Certain and Life
55	$273.72	$274.09	$275.49	$313.48	$313.48
56	267.32	267.74	269.34	307.51	307.52
57	260.87	261.35	263.17	301.45	301.46
58	254.37	254.93	257.00	295.30	295.30
59	247.84	248.47	250.82	289.05	289.06
60	241.26	241.99	244.63	282.72	282.74
61	234.67	235.49	238.46	276.31	276.33
62	228.06	229.00	232.30	269.82	269.84
63	221.45	222.51	226.16	263.26	263.29
64	214.85	216.05	220.05	256.64	256.68
65	208.28	209.61	213.98	249.96	250.00
66	201.73	203.20	207.95	243.23	243.28
67	195.21	196.82	201.97	236.44	236.50
68	188.70	190.44	196.04	229.60	229.68
69	182.17	184.06	190.16	222.70	222.79
70	175.62	177.67	184.33	215.73	215.83
71	169.04	171.26	178.58	208.69	208.81
72	162.41	164.84	172.93	201.58	201.73
73	155.80	158.47	167.40	194.44	194.62
74	149.18	152.14	162.02	187.26	187.47
75	142.60	145.88	156.81	180.06	180.33
76	136.04	139.71	151.79	172.85	173.18
77	129.55	133.67	147.00	165.65	166.06
78	123.22	127.80	142.48	158.52	159.04
79	117.01	122.11	138.25	151.46	152.09
80	110.92	116.58	134.32	144.46	145.24
81	104.97	111.25	130.70	137.56	138.51
82	99.17	106.12	127.41	130.75	131.92
83	93.53	101.23	124.44	124.06	125.50
84	88.01	96.57	121.80	117.48	119.25
85	82.64	92.17	119.48	111.04	113.23
86	77.47	88.07	117.48	104.78	107.47
87	72.53	84.29	115.76	98.73	102.03
88	67.87	80.84	114.33	92.95	96.93
89	63.44	77.69	113.14	87.40	92.17
90	59.32	74.87	112.18	82.16	87.80

*	The consideration shown refers to the net value of the Fixed Account Options used to purchase a fixed annuity adjusted for any MVA and after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $208,280.
**	Annuitant and second Annuitant are assumed to be the same age.

GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING